Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 12, 2017, relating to the combined statement of investments of real estate assets to be contributed to VICI Properties Inc. and financial statement schedule (which report expresses an unqualified opinion) for the year ended December 31, 2016, appearing in the Registration Statement on Form 10-12G of VICI Properties, Inc.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

October 13, 2017